Exhibit 21.1

SUBSIDIARIES

Subsidiary Name	Jurisdiction/Date of Incorporation

Williams-Sonoma Stores, Inc.	California, October 11, 1984

Williams-Sonoma Retail Services, Inc.	California, January 25, 1999

Williams-Sonoma Direct, Inc.	California, August 9, 1999

Williams-Sonoma DTC, Inc.	California, October 26, 2000

Williams-Sonoma Canada, Inc.	Canada, June 13, 2003

Williams-Sonoma Gift Management, Inc.	Virginia, January 22, 2004

Williams-Sonoma Sourcing, Inc.	California, January 4, 2007

Williams-Sonoma UK Limited	United Kingdom, January 9, 2007

Williams-Sonoma Italy S.r.l.	Italy, February 7, 2007

Williams-Sonoma France SARL	France, February 20, 2007

Sutter Street Manufacturing, Inc.	California, September 13, 2007

Williams-Sonoma Singapore Pte. Ltd.	Singapore, November 4, 2008

W-S Administrative Services Pte. Ltd.	Singapore, June 9, 2010

Williams-Sonoma DTC Texas, Inc.	California, February 15, 2011

WSI Cultivate, Inc.	California, July 22, 2011

Williams-Sonoma Advertising, Inc.	California, July 22, 2011

Williams-Sonoma Technical Services (Dongguan) Company Limited	PRC, October 14, 2011

Rejuvenation Inc. (Acquired November 1, 2011)	Oregon, January 2, 1982

Williams-Sonoma Vietnam LLC	Vietnam, November 8, 2011

Williams-Sonoma Delaware, LLC	Delaware, December 15, 2011

Williams-Sonoma Jersey GP Limited	Jersey Channel Islands, January 10, 2012

The Williams-Sonoma Jersey 1 I.L.P.	Jersey Channel Islands, January 10, 2012

The Williams-Sonoma Jersey 2 I.L.P.	Jersey Channel Islands, January 10, 2012

Williams-Sonoma Netherlands B.V.	The Netherlands, January 20, 2012